FOR IMMEDIATE RELEASE

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 Wiley Investors:
Brian Campbell, +1-201-748-6874
brian.campbell@wiley.com
or
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Tom Griffin, +441865476213
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Wiley Completes Acquisition of Learning House from Weld North
Combination creates a leader in tech-enabled education services for colleges and universities

Hoboken, NJ (November 1, 2018) –John Wiley & Sons, Inc. (NYSE: JW-A and JW-B) announced today that it has completed its acquisition of Learning House from Weld North Holdings for $200 million in cash. The combination of Learning House and Wiley Education Services creates a leading provider of tech-enabled education services for colleges and universities.

Headquartered in Louisville (KY), Learning House provides online program management (OPM) services including graduate and undergraduate programs; short courses, boot camps, and other skills training and credentialing for students and professionals; pathway services for international students; professional development services for teachers; and learning solutions for corporate clients. Revenue for fiscal year 2018 ending December 31 is projected to be approximately $70 million.

"We are thrilled to welcome our new Learning House colleagues into the Wiley family," said Brian Napack, President and CEO of Wiley. "For 210 years, we have been pursuing a mission to improve the human condition through the advancement of knowledge and learning. The addition of Learning House extends our position as the service partner of choice for universities working to help students achieve their goals in education and throughout their careers."

Learning House will integrate with Wiley Education Services to create a leader in the $2.3 billion online program management (OPM) market, with approximately $200 million in combined annual revenue, more than 60 university partners ranging from national institutions to regional schools, over 800 online graduate and undergraduate degree programs across disciplines, and targeted university services such as student recruitment and enrollment. The additional capabilities, expanded resources, and staffing provided by Learning House enables Wiley to partner even more broadly with universities and employers, providing more students with access to a high-quality education that can prepare them with the skills they need to find the right job and advance throughout their careers.

Forward-Looking Statements
This release contains certain forward-looking statements. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based on a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) Learning House's forecasted fiscal year 2018 revenues and (xi) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley:
Wiley is a global leader in research and education. Our online scientific, technical, medical, and scholarly journals, and our digital learning, assessment, certification and student-lifecycle services and solutions help universities, academic societies, businesses, governments and individuals to achieve their academic and professional goals. For more than 200 years, we have delivered consistent performance to our stakeholders. The company's website can be accessed at www.wiley.com.

About Wiley Education Services:
Wiley Education Services, a division of Wiley, is a leading, global provider of tailored higher education services and technology solutions to colleges and universities. It currently partners with more than 30 institutions across the US, Europe, and Australia and supports over 250 degree programs and more than 2,000 courses, encompassing on-campus, online, and hybrid models. Wiley Education Services works collaboratively with its partners to provide tailored services, technology, insights, and content that help to improve institutional performance and help learners to achieve their goals. For more information go to edservices.wiley.com.

About Learning House:
Learning House, a Wiley Brand, helps people improve their lives through education. As an academic program manager, Learning House offers technology-enabled education solutions designed to meet the needs of a dynamic global market. Solutions include Online Program Management (OPM), Enterprise Learning Solutions, The Software Guild, Learning House, International and Advancement Courses. With a focus on data-driven decision making, Learning House is on the leading edge of higher education. Learning House provides expertise in research and analytics, marketing, enrollment, retention and instructional design. Through its broad portfolio, Learning House delivers more students, more graduates, and better outcomes.

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